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Exhibit 99.(a)(8)

FRANCIS M. GREGOREK (144785)
BETSY C. MANIFOLD (182450)
FRANCIS A. BOTTINI, JR. (175783)
RACHELE R. RICKERT (190634)
WOLF HALDENSTEIN ADLER
FREEMAN & HERZ LLP
Symphony Towers
750 B Street, Suite 2770
San Diego, CA 92101
Telephone: 619/239-4599
Facsimile: 619/234-4599	ENDORSED FILED ALAMEDA COUNTY SEP 01 2005 CLERK OF THE SUPERIOR COURT BY [ILLEGIBLE] DEPUTY
Attorneys for Plaintiffs
[Additional Counsel Appear On Signature Page]

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF ALAMEDA

STEVEN ROSENBERG and THE	)	Case No. RG05230659
HAROLD GRILL IRA,	)
)
Plaintiff(s),	)	CLASS ACTION COMPLAINT
)
vs.	)
)
LEWIS W. COLEMAN, J. RICHARD	)
FREDERICKS, PAUL L. HERRLING,	)
HOWARD H. PIEN, VAUGHN D.	)
BRYSON, PIERRE E. DOUAZE, EDWARD	)
E. PENHOET, RAYMUND BREU, DENISE	)
M. O'LEARY, PIETER J. STRIJKERT,	)
CHIRON CORPORATION, and NOVARTIS	)
AG,	)
Defendant(s).	)

        Plaintiffs, by their attorneys, allege upon personal knowledge as to their own acts and upon information and belief as to all other matters, as follows:

NATURE OF THE ACTION

        1.     Plaintiffs bring this action individually and as a class action on behalf of all persons, other than defendants, who own the securities of Chiron Corporation ("Chiron" or the "Company"), for injunctive and other relief. Plaintiffs seek injunctive relief herein, inter alia, to enjoin the implementation of a transaction whereby Novartis AG ("Novartis"), Chiron's largest stockholder, would acquire the remaining 57.8% of Chiron's stock it does not own at a price of $40.00 per share in cash in a transaction valued at approximately $4.5 billion. Alternatively, in the event that the proposed transaction is implemented, plaintiffs seek to recover damages caused by the breach of fiduciary duties owed by the defendants.

        2.     The offer is being advanced through unfair procedures and the consideration offered is an unfair price and does not constitute a maximization of stockholder value for the public stockholders. The proposed transaction is designed to benefit Novartis to the detriment of the public stockholders.

        3.     Further, defendants have breached their fiduciary duties owed to Chiron's public stockholders to take all necessary steps to ensure that the stockholders will receive the maximum value realizable for their shares in any acquisition of the Company's assets.

JURISDICTION AND VENUE

        4.     This Court has jurisdiction over the causes of action asserted herein pursuant to the California Constitution, Article VI, §10, because this case is a cause not given by statute to other trial courts. The amount in controversy exceeds the jurisdictional minimum of this Court.

        5.     This Court has jurisdiction over defendants because defendant Chiron Corporation's principal place of business is located at 4560 Horton Street, Emeryville, California 94608. This Court has jurisdiction over the individual defendants because they are California citizens, own property in California, and/or reside in California.

        6.     Jurisdiction over defendants and venue for this case is proper in this Court because a substantial portion of the alleged conduct occurred in Alameda County.

THE PARTIES

        7.     Plaintiffs Steven Rosenberg and The Harold Grill IRA are and, at all relevant times, have been, the owners of shares of Chiron common stock.

        8.     Defendant Chiron is a corporation organized under the laws of Delaware with executive offices located at 4560 Horton Street, Emeryville, California 94608. Chiron is engaged in businesses in biopharmaceuticals, vaccines, and blood testing. As of March 28, 2005, Chiron had approximately 187.3 million shares of common stock outstanding and thousands of stockholders of record. Chiron's stock trades over the NASDAQ National Market System.

        9.     Defendant Novartis, a Swiss manufacturer of pharmaceuticals and consumer health products, is, and was at all relevant times, the owner of approximately 42.2% of Chiron's common stock.

        10.   Defendants Lewis W. Coleman, J. Richard Fredericks, Vaughn D. Bryson, Edward E. Penhoet, Denise M. O'Leary, Pieter J. Strijkert, Paul L. Herrling ("Herrling"), Raymund Breu ("Breu"), and Pierre E. Douaze ("Douaze") have at all relevant times, are and have been directors of Chiron.

        11.   Defendants Herrling, Breu, and Douaze have been designated by Novartis to be directors of Chiron.

        12.   Defendant Howard H. Pien ("Pien") is Chiron's Chief Executive Officer and Chairman of the Board.

        13.   The individuals described in paragraphs 10 through 12 are referred to as the Individual Defendants.

        14.   Because of their positions as officers/directors, the Individual Defendants owe fiduciary duties of loyalty and due care to plaintiffs and the other members of the Class.

        15.   Each defendant herein is sued individually as a conspirator, as well as in his/her/its capacity as an officer, director and/or controlling shareholder of the Company, and the liability of each arises from the fact that each defendant has engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

CLASS ACTION ALLEGATIONS

        16.   Plaintiffs bring this action on their own behalf and as a class action, on behalf of all stockholders of Chiron, except defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants, who is threatened with injury arising from defendants' actions as described more fully below.

        17.   This action is properly maintainable as a class action.

        18.   The Class is so numerous that joinder of all members is impracticable. Chiron has approximately 187.3 million shares of common stock outstanding. There are thousands of record and beneficial stockholders.

        19.   There are questions of law and fact common to the Class including, inter alia:

          (a)   whether defendants have breached and will continue to breach their fiduciary and other common law duties owed by them to plaintiffs and the members of the Class; and

          (b)   whether plaintiffs and the other members of the Class would be irreparably damaged by the wrongs complained of herein.

        20.   Plaintiffs are committed to prosecuting the action and have retained competent counsel experienced in litigation of this nature. Plaintiffs' claims are typical of the claims of the other members of the Class and plaintiffs have the same interests as the other members of the Class. Plaintiffs are adequate representatives of the Class.

        21.   The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

        22.   The defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

SUBSTANTIVE ALLEGATIONS

        23.   On September 1, 2005, Chiron announced that it had received an offer from defendant Novartis to acquire, for $40 per share cash, the remaining approximately 57.8% shares of Chiron it did not already own.

        24.   Chiron shares have declined over the past year and a half, trading as high as $57 per share in January 2004. A significant cause of its price decline to $36.44 on August 31, 2005, was its inability to deliver flu vaccine in 2004 and fears it would be unable to do so this year. However, the United States Food and Drug Administration recently said Chiron could start supplying the vaccine again by 2006.

        25.   Novartis now seeks to take advantage of Chiron's strong earnings and dip in stock price to capture such value for itself as Chiron prepares to begin shipping flu vaccine again to the public. Novartis' conduct threatens detriment of the Chiron's public stockholders through Novartis' attempt to acquire Chiron at a wholly inadequate price.

        26.   Defendants have breached their fiduciary obligations to Chiron stockholders to maximize stockholder value.

        27.   Because the proposed transaction involves Novartis, Chiron's largest stockholder, defendants were in a position to, and in fact did, dictate the inequitable terms of the proposed transaction.

        28.   Novartis' proposal is grossly unfair, inadequate and provides value to Chiron stockholders substantially below the fair or inherent value of the Company. Taking into account Chiron's expected future shipments of flu vaccine, the strength of its business, revenues, cash flow, and earnings power, the intrinsic value of the equity of Chiron is materially greater than the consideration contemplated by the proposed transaction price.

        29.   Novartis' proposal is wrongful, unfair, and harmful to Chiron's public stockholders, and will deny them their right to share proportionately in the true value of Chiron's valuable assets, profitable business, and future growth in profits and earnings, while usurping the same for the benefit of the investor group.

        30.   As a result of defendants' action, plaintiffs and the Class have been and will be damaged by the breaches of fiduciary duty and, therefore, plaintiffs and the Class will not receive the fair value of Chiron's assets and businesses.

        31.   Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiffs and the Class, and will succeed in their plan to exclude plaintiffs and the Class from the fair proportionate share of Chiron's valuable assets and businesses, all to the irreparable harm of the Class.

        32.   Plaintiffs and the Class have no adequate remedy of law.

FIRST CAUSE OF ACTION
Breach Of Fiduciary Duty
(Against The Director Defendants)

        33.   Plaintiff realleges and incorporates each and every paragraph above as though fully set forth herein.

        34.   By virtue of their positions as board members and fiduciaries with inside information, the defendants owed fiduciary duties of good faith, fair dealing, and loyalty to plaintiffs and the members of the Class. Defendants' duties of good faith, fair dealing, and loyalty required them to avoid self-dealing and ensure that all Chiron shareholders receive the same consideration in the merger agreement.

        35.   Defendants, acting in concert, have violated their fiduciary duties owed to the public shareholders of Chiron. Defendants have failed to fully disclose the true value of Chiron's assets, earning power and future financial benefits. The defendants have wrongfully failed and refused to seek a purchase of Chiron at the highest possible price and instead have chilled potential offers. The defendants put their own personal interests ahead of the interests of the Chiron public shareholders and have used their control positions as directors of Chiron for the purpose of reaping personal gain for board members at the expense of Chiron's public shareholders.

        36.   The Individual Defendants failed to (1) undertake an adequate evaluation of Chiron's worth as a potential merger/acquisition candidate; (2) take adequate steps to enhance Chiron's value and/or attractiveness as a merger/acquisition candidate; (3) effectively expose Chiron to the marketplace in an effort to create an active and open auction for Chiron's assets; (4) act independently so that the interests of public shareholders would be protected; and (5) disclose all material facts of the proposed Transaction to Chiron's shareholders. Instead, defendants have set an acquisition price for the shares of Chiron stock that does not reflect the true value of Chiron and fails to provide an appropriate premium.

        37.   These tactics pursued by defendants are, and will continue to be, wrongful, unfair and harmful to Chiron's public shareholders, and are an attempt by certain defendants to aggrandize their personal positions, interests and finances at the expense of and to the detriment of the Chiron's public stockholders. These maneuvers by the defendants will deny members of the Class their right to share appropriately in the true value of Chiron's valuable assets, future earnings and profitable businesses.

        38.   In contemplating, planning and/or affecting the foregoing specified acts and in pursuing and structuring the Transaction, defendants are not acting in good faith toward plaintiffs and the Class, and have breached, and are breaching, their fiduciary duties to plaintiffs and the Class.

        39.   Because the Individual Defendants (and those acting in concert with them) dominate and control the business and corporate affairs of Chiron, and because they are in possession of private corporate information concerning Chiron's businesses and future prospects, there exists an imbalance and disparity of knowledge and economic power between the defendants and the public shareholders of Chiron which makes it inherently unfair to Chiron's public shareholders.

        40.   By reason of the foregoing acts, practices and course of conduct, the Individual Defendants have failed to use the required care and diligence in the exercise of their fiduciary obligations owed to Chiron and its public shareholders.

        41.   As a result of the actions of the defendants, plaintiffs and the Class have been and will be damaged in that they will not receive the fair value of Chiron's assets and business in exchange for their Chiron shares, and have been and will be prevented from obtaining a fair price for their shares of Chiron common stock.

        42.   Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to plaintiffs and the Class, all to the irreparable harm of the Class.

        43.   Plaintiffs seek preliminary and permanent injunctive relief and declaratory relief preventing defendants from inequitably and unlawfully depriving plaintiffs and the Class of their rights to realize a full and fair value for their stock at a premium over the market price, by unlawfully entrenching themselves in their positions of control, and to compel defendants to carry out their fiduciary duties to maximize shareholder value.

        44.   Only through the exercise of this Court's equitable powers can plaintiffs be fully protected from the immediate and irreparable injury which defendants' actions threaten to inflict.

        45.   Unless enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiffs and the members of the Class, and/or aid and abet and participate in such breaches of duty, and will prevent the sale of Chiron at a substantial premium, all to the irreparable harm of plaintiffs and other members of the Class.

SECOND CAUSE OF ACTION
Aiding And Abetting Breach Of Fiduciary Duty
(Against Defendant Novartis AG)

        46.   Plaintiffs reincorporate and reallege each and every paragraph above as though fully set forth fully herein.

        47.   Defendant Novartis AG owns approximately 42.2% of Chiron's common stock, and as a result controls defendant Chiron.

        48.   Defendant Novartis AG provided substantial assistance to the Individual Defendants in their breach of fiduciary duty.

        49.   The conduct of defendant Novartis was a proximate cause of the damage and threatened damage to plaintiffs and the Class.

        50.   As a result of the conduct of defendant Novartis, plaintiffs and the Class have been damaged and/or have been threatened with irreparable harm.

        51.   Plaintiffs and the Class have no adequate remedy at law.

        WHEREFORE, plaintiffs pray for judgment and relief as follows:

          (a)   declaring that this lawsuit is properly maintainable as a class action and certifying plaintiffs as representatives of the Class;

          (b)   declaring that the defendants and each of them have committed a gross abuse of trust and have breached their fiduciary duties to plaintiffs and the other members of the Class;

          (c)   preliminarily and permanently enjoining defendants and their counsel, agents, employees, and all persons acting under, in concert with, or for them, from proceeding with or implementing the Novartis takeover;

          (d)   in the event the proposed transaction is consummated, rescinding it and setting it aside;

          (e)   awarding compensatory damages against defendants, jointly and severally, in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law;

          (f)    awarding plaintiffs and the Class their costs and disbursements and reasonable allowances for plaintiffs' counsel and experts' fees and expenses; and

          (g)   granting such other and further relief as may be just and proper.

Dated: September 1, 2005	WOLF HALDENSTEIN ADLER FREEMAN & HERZ LLP FRANCIS M. GREGOREK BETSY C. MANIFOLD FRANCIS A. BOTTINI, JR. RACHELE R. RICKERT
/s/ FRANCIS M. GREGOREK FRANCIS M. GREGOREK
750 B Street, Suite 2770 San Diego, CA 92101 Telephone: 619/239-4599 Facsimile: 619/234-4599
WECHSLER HARWOOD LLP ROBERT I. HARWOOD SAMUEL K. ROSEN 488 Madison Avenue New York, New York 10022 Telephone: 212/935-7400
SQUITIERI & FEARON, LLP LEE SQUITIERI 32 East 57th Street, 12th Floor New York, NY 10022 Telephone: 212/421-6492
Attorneys for Plaintiffs

SUM-100
SUMMONS (CITACION JUDICIAL)	FOR COURT USE ONLY (SOLO PARA USO DE LA CORTE)
NOTICE TO DEFENDANT: (AVISO AL DEMANDADO):
LEWIS W. COLEMAN, J. RICHARD FREDERICKS, PAUL L. HERRLING, HOWARD H. PIEN, VAUGHN D. BRYSON, PIERRE E. DOUAZE, EDWARD E. PENHOET, RAYMUND BREU, DENISE M. O'LEARY, PIETER J. STRIJKERT, CHIRON CORPORATION, and NOVARTIS AG
YOU ARE BEING SUED BY PLAINTIFF:
(LO ESTÁ DEMANDANDO EL DEMANDANTE):
STEVEN ROSENBERG and THE HAROLD GRILL IRA

        You have 30 CALENDAR DAYS after this summons and legal papers are served on you to file a written response at this court and have a copy served on the plaintiff. A letter or phone call will not protect you. Your written response must be in proper legal form if you want the court to hear your case. There may be a court form that you can use for your response. You can find these court forms and more information at the California Courts Online Self-Help Center (www.courtinfo.ca.gov/selfhelp), your county law library, or the courthouse nearest you. If you cannot pay the filing fee, ask the court clerk for a fee waiver form. If you do not file your response on time, you may lose the case by default, and your wages, money, and property may be taken without further warning from the court.

        There are other legal requirements. You may want to call an attorney right away. If you do not know an attorney, you may want to call an attorney referral service. If you cannot afford an attorney, you may be eligible for free legal services from a nonprofit legal services program. You can locate these nonprofit groups at the California Legal Services Web site (www.lawhelpcalifornia.org), the California Courts Online Self-Help Center (www.courtinfo.ca.gov/selfhelp), or by contacting your local court or county bar association.

        Tiene 30 DÍAS DE CALENDARIO después de que le entreguen esta citación y papeles legales para presentar una respuesta por escrito en esta corte y hacer que se entregue una copia al demandante. Una carta o una llamada telefónica no lo protegen. Su respuesta por escrito tiene que estar en formato legal correcto si desea que procesen su caso en la corte. Es posible que haya un formulario que usted pueda usar para su respuesta. Puede encontrar estos formularios de la corta y más información en al Centro de Ayuda de las Cortes de California (www.courtinfo.ca.gov/selfhelp/espanol/), en la biblioteca de leyes de su condado o en la corte que le quede más cerca. Si no puede pagar la cuota de presentación, pida al secretario de la corte que le dé un formulario de exención de pago de cuotas. Si no presenta su respuesta a tiempo, pueda perder el caso por incumplimiento y la corte le podrá quitar su sueldo, dinero y bienes sin más advertencia.

        Hay estros requisitos legales. Es recomendable que llame a un abogado immediatamente. Si no conoce a un abogado, puede llamar a un servicio de remisión a abogados. Si no puede pagar a un abogado, es posible que cumpla con los requisitos para obtener servicios legales gratuitos de un programa de servicios legales sin fines de lucro. Puede encontrar estos grupos sin fines de lucro en el sitio web de California Legal Services, (www.lawhelpcalifornia.org), en el Centro de Ayuda de las Cortes de California, (www.courtinfo.ca.gov/selfhelp/espanol/) o poniéndose en contacto con la corte o el colegio de abogados locales.

The name and address of the court is: (El nombre y dirección de la corte es):	CASE NUMBER RG05230659 (Numero del Caso):
Alameda Superior Court 1225 Fallon Street, Room 109 Oakland, CA 94612

The name, address, and telephone number of plaintiff's attorney, or plaintiff without an attorney, is:
 (El nombre, la dirección y el número de teléfono del abogado del demandante, o del demandante que no tiene abogado, es):
Francis M. Gregorek, Wolf Haldenstein Adler Freeman & Herz LLP
750 B Street, Suite 2770, San Diego, CA 92101; Telephone: (619) 239-4599

DATE: (Fecha)	SEP 01 2005	ARTHUR SIMS EXECUTIVE OFFICER/CLERK	Clerk, by (Secretario)	Enrica A. Olmeda	, Deputy (Adjunto)

(For proof of service of this summons, use Proof of Service of Summons (form POS-010).)
(Para prueba de entrega de esta citatión use el formulario Proof of Service of Summons, (POS-010)).

[SEAL]	NOTICE TO THE PERSON SERVED: You are served.
	1.	☐	as an individual defendant.
	2.	☐	as the person sued under the fictitious name of (specify):
	3.	☒	on behalf of (specify): Chiron Corporation
		under:	☒	CCP 416.10 (corporation)	☐	CCP 416.60 (minor)
			☐	CCP 416.20 (defunct corporation)	☐	CCP 416.70 (conservatee)
			☐	CCP 416.40 (association or partnership)	☐	CCP 416.90 (authorized person)
			☐	other (specify):
	4.	☐	by personal delivery on (date):

Form Adopted for Mandatory Use Judicial Council of California SUM-100 [Rev. January 1, 2004]	SUMMONS	Code of Civil Procedure §§ 412.20, 465 American LegalNet.Inc. www.USCourtForms.com

ENDORSED FILED ALAMEDA COUNTY SEP 01 2005 CLERK OF THE SUPERIOR COURT BY [Illegible] DEPUTY
ATTORNEY OR PARTY WITHOUT ATTORNEY (Name, state bar number, and address): Francis M. Gregorek (144785) Wolf Haldenstein Adler Freeman & Herz LLP 750 B Street, Suite 2770, San Diego, CA 92101	FOR COURT USE ONLY
Telephone No.: 619/239-4599 Fax No.: 619/234-4599
ATTORNEY FOR (Name): Plaintiff
SUPERIOR COURT OF CALIFORNIA, COUNTY OF Alameda
STREET ADDRESS: 1225 Fallon Street, Room 109
MAILING ADDRESS:
CITY AND ZIP CODE: Oakland, CA 94612
BRANCH NAME:
CASE NAME:
Rosenberg v. Coleman, et al.
CIVIL CASE COVER SHEET				Complex Case Designation				CASE NUMBER: RG05230659
☒	Unlimited (Amount demanded exceeds $25,000)	☐	Limited (Amount demanded is $25,000 or less)	☐	Counter	☐	Joinder
				Filed with first appearance by defendant (Cal. Rules of Court, rule 1811)				JUDGE: DEPT.:

All five (5) items below must be completed (see instructions on page 2).

1.
Check one box below for the case type that best describes this case:

Auto Tort		Contract		Provisionally Complex Civil Litigation
☐	Auto (22)	☐	Breach of contract/warranty (06)	(Cal. Rules of Court, rules 1800-1812)
☐	Uninsured motorist (46)	☐	Collections (09)	☐	Antitrust/Trade regulation (03)
Other PI/PD/WD (Personal Injury/Property		☐	Insurance coverage (16)	☐	Construction defect (10)
Damage/Wrongful Death) Tort		☐	Other contract (37)	☐	Mass tort (40)
☐	Asbestos (04)	Real Property		☒	Securities litigation (28)
☐	Product liability (24)	☐	Eminent domain/inverse condemnation (14)	☐	Environmental/Toxic tort (30)
☐	Medical malpractice (45)	☐	Wrongful eviction (33)	☐	Insurance coverage claims arising from the above
☐	Other PI/PD/WD (23)	☐	Other real property (26)		listed provisionally complex case types (41)
Non-PI/PD/WD (Other) Tort		Unlawful Detainer		Enforcement of Judgment
☐	Business tort/unfair business practice (07)	☐	Commercial (31)	☐	Enforcement of judgment (20)
☐	Civil rights (06)	☐	Residential (32)	Miscellaneous Civil Complaint
☐	Defamation (13)	☐	Drugs (38)	☐	RICO (27)
☐	Fraud (16)	Judicial Review		☐	Other complaint (not specified above) (42)
☐	Intellectual property (19)	☐	Asset forfeiture (05)	Miscellaneous Civil Petition
☐	Professional negligence (25)	☐	Petition re: arbitration award (11)	☐	Partnership and corporate governance (21)
☐	Other non-PI/PD/WD tort (35)	☐	Writ of mandate (02)	☐	Other petition (not specified above) (43)
Employment		☐	Other judicial review (39)
☐	Wrongful termination (36)
☐	Other employment (15)

2.
This case ☒ is ☐ is not complex under rule 1800 of the California Rules of Court. If the case is complex, mark the factors requiring exceptional judicial management:

a.	☐	Large number of separately represented parties	d.	☒	Large number of witnesses
b.	☒	Extensive motion practice raising difficult or novel issues that will be time-consuming to resolve	e.	☐	Coordination with related actions pending in one or more courts in other counties, states or countries, or in a federal court
c.	☒	Substantial amount of documentary evidence	f.	☐	Substantial post-judgment judicial supervision
3.
Type of remedies sought (check all that apply):

  a. ☒ monetary    b. ☒ nonmonetary; declaratory or injunctive relief    c. ☐ punitive

4.
Number of causes of action (specify): 2: Breach of Fiduciary Duty; Aiding and Abetting Breach of Fiduciary Duty

5.
This case ☒ is ☐ is not a class action suit.

Date: September 1, 2005

Francis M. Gregorek (TYPE OR PRINT NAME)	/s/ FRANCIS M. GREGOREK (SIGNATURE OF PARTY OR ATTORNEY FOR PARTY)

NOTICE

  •
  Plaintiff must file this cover sheet with the first paper filed in the action or proceeding (except small claims cases or cases filed under the Probate, Family, or Welfare and Institutions Code). (Cal. Rules of Court, rule 201.8.) Failure to file may result in sanctions.

  •
  File this cover sheet in addition to any cover sheet required by local court rule.

  •
  If this case is complex under rule 1800 et seq. of the California Rules of Court, you must serve a copy of this cover sheet on all other parties to the action or proceeding.

  •
  Unless this is a complex case, this cover sheet will be used for statistical purposes only.

Form Adopted for Mandatory Use Judicial Court of California CM-010 (Rev. July 1, 2003)	CIVIL CASE COVER SHEET	Cal. Rules of Court, rules 201.8, 1800-1812; Standards of Judicial Administration, § 19 www.courtinfo.ca.gov
American LegalNet, Inc. www.USCourtForms.com

Unified Rules of the Superior Court of California, County of Alameda

F.
ADDENDUM TO CIVIL CASE COVER SHEET

Short Title: Rosenberg, et al. v. Coleman, et al.	Case Number:

CIVIL CASE COVER SHEET ADDENDUM

THIS FORM IS REQUIRED IN ALL NEW UNLIMITED CIVIL CASE FILINGS IN THE
SUPERIOR COURT OF CALIFORNIA, COUNTY OF ALAMEDA

		☐	Hayward Hall of Justice (447)
☒	Oakland, Rene C. Davidson Alameda County Courthouse (446)	☐	Pleasanton, Gale-Schenone Hall of Justice (448)
Civil Case Cover Sheet Category	Civil Case Cover Sheet Case Type	Alameda County Case Type (check only one)
Auto Tort	Auto tort (22)	☐	34	Auto tort (G)
		Is this an uninsured motorist case? ☐ yes ☐ no
Other PI/PD/	Asbestos (04)	☐	75	Asbestos (D)
WD Tort	Product liability (24)	☐	89	Product liability (not asbestos or toxic tort/environmental) (G)
	Medical malpractice (45)	☐	97	Medical malpractice (G)
	Other PI/PD/WD tort (23)	☐	33	Other PI/PD/WD tort (G)
Non-PI/PD/	Bus tort / unfair bus. practice (07)	☐	79	Bus tort / unfair bus. practice (G)
WD Tort	Civil rights (08)	☐	80	Civil rights (G)
	Defamation (13)	☐	84	Defamation (G)
	Fraud (16)	☐	24	Fraud (G)
	Intellectual property (19)	☐	87	Intellectual property (G)
	Professional negligence (25)	☐	59	Professional negligence—non-medical (G)
	Other non-PI/PD/WD tort (35)	☐	03	Other non-PI/PD/WD tort (G)
Employment	Wrongful termination (36)	☐	38	Wrongful termination (G)
	Other employment (15)	☐	85	Other employment (G)
		☐	53	Labor comm award confirmation
		☐	54	Notice of appeal—L.C.A.
Contract	Breach contract / Wnty (06)	☐	04	Breach contract / Wrnty (G)
	Collections (09)	☐	81	Collections (G)
	Insurance coverage (18)	☐	86	Ins. coverage—non-complex (G)
	Other contract (37)	☐	98	Other contract (G)
Real Property	Eminent domain / Inv Cdm (14)	☐	18	Eminent domain / Inv Cdm (G)
	Wrongful eviction (33)	☐	17	Wrongful eviction (G)
	Other real property (26)	☐	36	Other real property (G)
Unlawful Detainer	Commercial (31)	☐	94	Unlawful Detainer—commercial	Is the deft. in possession
	Residential (32)	☐	47	Unlawful Detainer—residential	of the property?
	Drugs (38)	☐	21	Unlawful Detainer—drugs	☐ Yes ☐ No
Judicial Review	Asset forfeiture (05)	☐	41	Asset forfeiture
	Petition re: arbitration award (11)	☐	62	Pet. re: arbitration award
	Writ of Mandate (02)	☐	49	Writ of mandate
		Is this a CEQA action (Publ. Res. Code section 21000 et seq) ☐ Yes ☐ No
	Other judicial review (39)	☐	64	Other judicial review
Provisionally	Antitrust / Trade regulation (03)	☐	77	Antitrust / Trade regulation
Complex	Construction defect (10)	☐	82	Construction defect
	Claims involving mass tort (40)	☐	78	Claims involving mass tort
	Securities litigation (28)	☒	91	Securities litigation
	Toxic tort / Environmental (30)	☐	93	Toxic tort / Environmental
	Ins covrg from cmplx case type (41)	☐	95	Ins covrg from complex case type
Enforcement of	Enforcement of judgment (20)	☐	19	Enforcement of judgment
Judgment		☐	08	Confession of judgment
Misc Complaint	RICO (27)	☐	90	RICO (G)
	Partnership / Corp. governance (21)	☐	88	Partnership / Corp. governance (G)
	Other complaint (42)	☐	68	All other complaints (G)
Misc. Civil Petition	Other petition (43)	☐	06	Change of name
		☐	69	Other petition
				A-13

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CIVIL CASE COVER SHEET ADDENDUM